UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 19, 2008

Date of Report (Date of Earliest Event Reported)

FIRST CALIFORNIA FINANCIAL GROUP, INC.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	000-52498	38-3737811
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3027 Townsgate Road, Suite 300

Westlake Village, CA 91361

(Address of principal executive offices) (Zip Code)

(805) 322-9655

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

First California Financial Group, Inc. (the “Company”), the parent company of First California Bank (the “Bank”), today announced that it had filed an application with the United States Department of the Treasury (“Treasury”) to participate in the Capital Purchase Program (the “CPP”) which was announced on October 14, 2008 as part of the Emergency Economic Stabilization Act of 2008. The Company applied for the issuance of (a) up to $25 million of senior preferred stock and (b) warrants for the purchase of the Company’s common stock with an aggregate market price equal to 15% of such senior preferred stock. The Treasury will make determinations as to amounts, if any, to be invested in qualifying institutions after consultation with the appropriate regulatory authorities. Accordingly, there is no assurance as to the availability or amount of funding that will be received from the CPP.

Participation in the CPP by the Company would require the issuance of approximately $25 million of senior preferred stock. The senior preferred stock would qualify as Tier 1 capital. The senior preferred stock would not have a maturity date and would pay cumulative dividends quarterly at the rate of 5% per year for the first five years after issuance and thereafter at the rate of 9% per year unless the Company redeems the shares prior to the end of the five-year period. The senior preferred stock would not be redeemable for the first three years after issuance, subject to limited exceptions. After three years and subject to the approval of the Federal Deposit Insurance Corporation, the Company could redeem shares of the senior preferred stock at any time and from time to time at a redemption price equal to 100% of their liquidation preference, plus accrued and unpaid dividends. The holders of the senior preferred stock would have preferences and rights superior to those of holders of the Company’s common stock.

The Company would also issue 10-year warrants for its common stock to the Treasury in an amount equal to 15% of the liquidation preference of the senior preferred stock purchased. The initial exercise price and number of warrants would be determined based on the average closing price for the Company’s common stock for the 20 trading day period ending on the day prior to the Treasury’s approval of the Company’s participation in the CPP, subject to customary anti-dilution adjustments. The exercise price would be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the Company’s stockholders, if required to reserve sufficient shares of common stock issuable upon exercise of the warrants and/or stockholder approval is required by the rules of Nasdaq, has not been received, subject to a maximum reduction of 45% of the original exercise price.

For as long as any senior preferred stock is outstanding, the Company would not be permitted to declare or pay dividends on its common stock, or repurchase shares of its common stock, unless all accrued and unpaid dividends for all past dividend periods on the senior preferred stock are paid in full. In addition, since the Company does not currently pay a dividend, until the third anniversary of the issuance of the senior preferred stock, the Company would not be allowed to pay a common stock dividend without the Treasury’s consent.

If the Company participates in the CPP, the terms of the senior preferred stock and warrants are expected to be substantially similar to the standard terms the Treasury provides in the draft application documents. The draft application documents are available on the Treasury’s website at http://www.ustreas.gov.

The Company’s total risk-based and leverage capital ratios at September 30, 2008 were 14.01% and 10.60%, respectively. On a pro-forma basis at September 30, 2008, assuming participation in the program of $25 million, the Company’s risk-based and leverage capital ratios would be 16.91% and 12.94%, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

Dated: November 19, 2008	By:	/s/ ROMOLO SANTAROSA
Name: Romolo Santarosa
Title: Executive Vice President, Chief Financial Officer

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